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                                                                    EXHIBIT (12)

HELLER FINANCIAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(unaudited)
(dollars in millions)


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
                                                                                                     For the Nine
                                                                                                     Months Ended
                                                                                                  September 30, 2001
                                                                                                  ------------------
Income before taxes, minority interest, and cumulative effect of change in accounting
for derivatives .....................................................................................   $  337

Add-Fixed charges
     Interest and debt expense ......................................................................      658
     One-third of rentals ...........................................................................        7
                                                                                                        ------

             Total fixed charges ....................................................................      665
                                                                                                        ------

Net income, as adjusted .............................................................................   $1,002
                                                                                                        ------

Ratio of earnings to fixed charges ..................................................................    1.51x
                                                                                                        ======

Preferred stock dividends and MEDS distribution on a pre-tax basis ..................................   $   33
             Total combined fixed charges and preferred stock dividends and
                   MEDS distribution ................................................................      698
                                                                                                        ------

Ratio of earnings to combined fixed charges,
     preferred stock dividends and MEDS distribution .................................................    1.44x
                                                                                                        ======
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     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one-third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.